EXHIBIT 1(c)
                               SCUDDER TARGET FUND

                Establishment and Designation of Series of Shares
                    of Beneficial Interest, without Par Value

     The undersigned, being a majority of the Trustees of Scudder Target Fund, a Massachusetts business trust, (the "Fund") acting pursuant to Section 5.11 of the Declaration of Trust dated July 24, 1981, as amended (the "Declaration of Trust") of the Fund, hereby divide the shares of beneficial interest of the Fund into ten separate series ("Portfolios"), each Portfolio to have the following special and relative rights:

     1. The Portfolios shall be designated as follows:

                          US Government 1984 Portfolio
                          US Government 1985 Portfolio
                          US Government 1986 Portfolio
                          US Government 1987 Portfolio
                          US Government 1990 Portfolio

                          General 1984 Portfolio
                          General 1985 Portfolio
                          General 1986 Portfolio
                          General 1987 Portfolio
                          General 1990 Portfolio

     2. Each Portfolio shall be authorized to invest in cash and income producing securities and instruments of whatever description maturing not later than the year included in its respective designation (the "maturity year") and shall be liquidated on the third Friday of December of the maturity year. The proceeds of liquidation, after discharge or provision for payment of the liabilities of the Portfolio, shall thereafter be distributed to shareholders of record on such date. Each share of beneficial interest of each Portfolio ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a Portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio.


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     3. The presently outstanding shares of beneficial interest of the Fund shall be deemed to be shares of the Government 1984 Portfolio, and the present cash assets of the Fund shall be deemed to be assets of that Portfolio.

     4. Shareholders of each Portfolio shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Portfolio as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule.

     5. The assets and liabilities of the Fund shall be allocated among the above-referenced Portfolios as set forth in Section 5.11 of the Declaration of Trust, except as provided below.

          (a) The investment advisory fee paid by the combined Government Portfolios to the Fund1s investment adviser shall be allocated among the Government Portfolios on the basis of their relative average daily net assets.

          (b) The investment advisory fee paid by the combined General Portfolios to the Fund's investment adviser shall be allocated among the General Portfolios on the basis of their relative average daily net assets.

          (c) Costs incurred by the Fund in connection with its organization and initial registration and public offering of shares shall be divided equally among the above-referenced Portfolios and shall be amortized for each such Portfolio over the lesser of the life of such Portfolio or the five year period beginning on the effective date of the Fund's first registration statement under the Securities Act of 1933.

          (d) Reimbursement required under any expense limitation applicable to the Fund shall be allocated among those Portfolios whose expense ratios exceed such limitation on the basis of the relative expense ratios of such Portfolios.

          (e) The liabilities, expenses, costs, charges or reserves of the Fund (other than the investment advisory fee the organizational expenses paid by the Fund) which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on the basis of their relative average daily net assets.


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     6. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio provided that such change shall not adversely affect the rights of holders of shares of a Portfolio.



                                       /s/ Thomas J. Devine
                                       ------------------------------------
                                       Thomas J. Devine



                                       /s/ Peter B. Freeman
                                       ------------------------------------
                                       Peter B. Freeman



                                       /s/ George S. Johnston
                                       ------------------------------------
                                       George S. Johnston



                                       /s/ Wilson Nolen
                                       ------------------------------------
                                       Wilson Nolen



                                       /s/ Samuel Thorne, Jr.
                                       ------------------------------------
                                       Samuel Thorne, Jr.


Dated: September 17, 1982


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